Exhibit 99.1

DATAWATCH CORPORATION REPORTS RESULTS FOR FIRST FISCAL
QUARTER OF 2006

Earnings and Cash Continue to Grow on Lower Revenue

Chelmsford, MA - January 23, 2006 -- Datawatch Corporation (NASDAQ: DWCH), a leader in the rapidly growing Information Services market space, today announced results for its first fiscal quarter of 2006.

Revenues for the quarter ended December 31, 2005 were $4,748,000, compared to $5,087,000 in the same period of fiscal 2005. Net income for the first fiscal 2006 quarter was $64,000 or $0.01 per diluted share, compared to a net loss of $(154,000), or $(0.03) per diluted share, a year ago.

Cash flow in the quarter was a positive $480,000, further increasing the company’s net cash position to $5,381,000 or approximately $1.00 per share.

Commenting on the first quarter’s results, president and CEO Robert Hagger said, “Positive earnings and strong cash flow is a good start to the new fiscal year. Revenue was down compared to the same period last year mainly due to a decrease in international services revenue and an unfavourable exchange rate difference. The decrease in international revenue was partially offset by an increase in domestic revenue.

“In addition to a consistently strong trend in earnings and an increased net cash position, we continue to invest in research and development in order to extend the functionality of existing solutions and create new productivity enhancing offerings. We were very excited to have increased interest in our new Researcher technology, and focussed extra resource and energy on developing prototypes for the Performance Management market. We received customer commitment for 6 new deals in the quarter that have Datawatch Researcher as a component of the system. These systems will be rolled out over the next few quarters, and will provide business leaders with the means to access and easily manage organizational performance from their desktop.

“International revenue generated by Consulting Services was over $250,000 lower in Q1 FY2006 versus Q1 FY2005, due to less paid consulting work being completed in the quarter. However, the back-log for consulting services rose by 85% compared to the same period last year and this work will be completed over the next couple of quarters.

“New balanced scorecard and Key Performance Indicators (KPI) reporting capabilities are being released this quarter for our Report-Based Business Intelligence & Content Management and Service Management solutions that address the rapidly expanding demand for Business Performance Management tools. These new Datawatch capabilities will provide business leaders with the means for timely and effective measurement and management of organizational performance from any browser, further consolidating Datawatch’s position as a leader in the field of Information Services.”

Datawatch previously announced that the company will present and discuss its first quarter of fiscal 2006 results today at 2 p.m. (EST) in a live conference call broadcast via the Internet at http://www.vcall.com/IC/CEPage.asp?ID=99705. Listeners are recommended to go to the website at least 15 minutes early to register and download any necessary audio software. An archived replay of the broadcast will be available for 30 days at the same location.

About Datawatch Corporation

Datawatch Corporation is a leader in the rapidly growing Information Services market space. By providing solutions that build on a Service Oriented Architecture (SOA) framework, Datawatch allows organizations to access, enhance, analyze and deliver information from wherever it resides inside or outside the enterprise to solve business problems. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

The corporate address for Datawatch is 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824; telephone (978) 441-2200. More information on Datawatch and its solutions can be found at www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with the Company's recently introduced subscription sales model; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Form 10-K for the year ended September 30, 2005. Any forward- looking statements should be considered in light of those factors.

Datawatch Contact:
John J. Hulburt, (978) 275-8205
John_Hulburt@datawatch.com

DATAWATCH CORPORATION
Condensed Consolidated Statement of Operations
Amounts in Thousands (except per share data)

	Three Months Ended December 31,
	2005	2004
REVENUE:
Software licenses and subscriptions	$3,155	$3,217
Maintenance and services	1,593	1,870
Total Revenue	4,748	5,087
COSTS AND EXPENSES:
Cost of software licenses and subscriptions	573	594
Cost of maintenance and services	841	916
Sales and marketing	1,968	2,178
Engineering and product development	428	550
General and administrative	888	1,029
Total costs and expenses	4,698	5,267
INCOME (LOSS) FROM OPERATIONS	50	(180)
Other income (expense), net	14	26
INCOME (LOSS) BEFORE INCOME TAXES	64	(154)
Provision for income taxes	—	—
NET INCOME (LOSS)	$64	$(154)
Net income (loss) per share - Basic	$0.01	$(0.03)
Net income (loss) per share - Diluted	$0.01	$(0.03)

Weighted-Average
Shares Outstanding – Basic	5,412	5,302
Weighted-Average
Shares Outstanding – Diluted	5,784	5,302

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheet
Amounts in Thousands
	December 31,	September 30,
	2005	2005

Cash and equivalents	$5,381	$4,901
Restricted cash	143	268
Accounts receivable, net	3,083	4,097
Inventories	36	55
Prepaid expenses	540	541
Total current assets	9,183	9,862
Property and equipment, net	932	516
Other intangible assets, net	2,922	3,034

	$13,037	$13,412

Accounts payable and accrued expenses	$2,795	$3,056
Deferred revenue	2,798	2,922
Escrow for Mergence shareholders	—	128
Total liabilities	5,593	6,106

Total shareholders’ equity	7,444	7,306

	$13,037	$13,412